Consolidated Financial Statements and Management’s Discussion and Analysis for the Year Ended
October 31, 2017

NAVISTAR FINANCIAL CORPORATION

A WHOLLY-OWNED SUBSIDIARY OF NAVISTAR, INC., WHICH IS A WHOLLY-OWNED SUBSIDIARY OF NAVISTAR INTERNATIONAL CORPORATION

2701 Navistar Drive, Lisle, IL 60532

Telephone number (331) 332-4000

NAVISTAR FINANCIAL CORPORATION
AND SUBSIDIARIES

Business

Navistar Financial Corporation was incorporated in Delaware in 1949 and is a wholly-owned subsidiary of Navistar, Inc., which is a wholly-owned subsidiary of Navistar International Corporation (“NIC”). As used herein, “us,” “we,” “our” or “NFC” refers to Navistar Financial Corporation and its wholly-owned subsidiaries unless the context otherwise requires.

We are a commercial financing organization that provides wholesale financing, and select retail and lease financing, in the United States for sales of new and used trucks sold by Navistar, Inc. and its dealers. We also finance wholesale accounts and select retail accounts receivable of Navistar, Inc. (“accounts”). NFC manages the relationship with Navistar Capital, the preferred funding program for retail financing of Navistar, Inc. products, and facilitates financing relationships in other countries to support NIC's global operations. In December 2015, BMO Financial Group purchased the Navistar Capital program from GE Capital.

Finance receivables are initially funded under a senior bank credit facility. Eligible receivables are then pooled and sold to banks or other investors through various special purpose entities while we continue to service the receivables thereafter. These securitizations receive on-balance sheet accounting treatment whereby we record the interest revenue earned on the finance receivables, and the interest expense paid on secured borrowings issued in connection with the finance receivables sold. (See Management's Discussion and Analysis of Financial Condition and Results of Operations, for a further explanation of securitized receivables).

Access to Public Information

The financial results of NFC and Navistar, Inc. are included in the consolidated financial statements of NIC which are made available, free of charge, through NIC's website, www.navistar.com, as soon as reasonably practicable after filing with the Securities and Exchange Commission (“SEC”).

Properties

NFC properties principally consist of office space at the NIC world headquarters in Lisle, Illinois. The office equipment owned and in use by us is not significant in relation to the total assets of NFC.

Common Equity and Related Shareowner Matters

As of October 31, 2017, Navistar, Inc. owned all shares of our issued and outstanding capital stock. No shares are reserved for officers and employees, or for options, warrants, conversions and other rights. We paid dividends of zero, $135.0 million and $125.0 million to Navistar, Inc. in fiscal 2017, 2016 and 2015, respectively. In 2016, capital of $85.0 million was returned to Navistar, Inc. Navistar, Inc. did not make capital contributions to NFC in fiscal 2017, 2016 or 2015.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Forward-Looking Statements

Information provided and statements contained in this report that are not purely historical are forward-looking statements. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Such forward-looking statements only speak as of the date of this report and NFC assumes no obligation to update the information included in this report. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties, and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements.

Management's Discussion and Analysis of Financial Condition and Results of Operations is designed to provide information that is supplemental to, and should be read together with the consolidated financial statements and the accompanying notes presented herein. The information contained herein is intended to assist the reader in obtaining an understanding of our consolidated financial statements, the changes in certain key items in those financial statements during the period reported, the primary factors that accounted for those changes, any known trends or uncertainties that we are aware of that may have a material impact on our future performance, as well as how certain accounting principles affect our consolidated financial statements.

Overview

NFC provides financing for products sold by Navistar, Inc. and its dealers within the United States and earns interest revenue from wholesale notes, retail notes, finance leases, retail accounts, wholesale accounts, secured and unsecured loans to affiliates, and rental income from operating leases. Our cost of borrowing includes interest expense on debt financing and debt issuance costs on bank credit facilities, asset-backed securities and other secured funding facilities.

Financing revenue decreased in 2017 compared to 2016 as a result of lower average balances of overall finance receivables including the used truck loan to Navistar, Inc., partially offset by a higher average portfolio interest rate. Our cost of borrowing decreased as a result of lower average debt balances relating to the lower finance receivables funding requirements and the utilization of a trade payable with Navistar, Inc. The lower average debt balances were partially offset by higher average interest rates.

In December 2016, and in accordance with the terms of the bank credit facility, the revolving portion of the facility was reduced from a maximum of $400.0 million to a maximum of $274.7 million, the term loan portion of the facility was paid down to $81.8 million, and the quarterly principal payments were reduced from $8.5 million to $2.0 million. In September 2017, the revolving portion of the bank credit facility was amended and extended to a maturity date of September 2021, with the facility maximum amount reduced from $274.7 million to $269.2 million effective in June 2018.

In November 2016, Navistar Financial Securities Corporation (“NFSC”) reduced its revolving variable funding notes ("VFN") facility from $500.0 million to $450.0 million and the maturity was extended to November 2017. In May 2017, the VFN facility capacity was reduced from $450.0 million to $425.0 million and the maturity was extended from November 2017 to May 2018. In June 2017, NFSC completed the sale of $250.0 million of two-year investor notes secured by assets of the wholesale note owner trust. Proceeds were used, in part, to replace the $250.0 million of investor notes that matured in June 2017.

During 2017, International Truck Leasing Corporation (“ITLC”) received new lease funding proceeds of $31.1 million, in aggregate.

In December 2016, the Truck Retail Accounts Corporation (“TRAC”) funding facility, secured by retail accounts, was extended to October 2017. In May 2017, the maturity of the $100.0 million TRAC funding facility was extended from October 2017 to April 2018.

Consolidated Comparison of Business Results

The following table summarizes our consolidated statements of operations and illustrates the key financial indicators used to assess the consolidated financial results. Financial information is presented for the comparative fiscal years ended October 31, 2017 and 2016 (in millions):

	2017	2016	Change	% Change
Revenues
Financing revenue	$83.8	$94.1	$(10.3)	(10.9)
Operating leases and other revenues	43.2	60.9	(17.7)	(29.1)
Total revenues	127.0	155.0	(28.0)	(18.1)

Expenses
Cost of borrowing	42.4	46.6	(4.2)	(9.0)
Credit, collections and administrative	18.9	18.5	0.4	2.2
Provision for (recovery of) credit losses	0.1	(0.2)	0.3	N.M.
Depreciation on operating leases	31.8	32.9	(1.1)	(3.3)
Other (income) expenses, net	(0.7)	(0.8)	0.1	12.5
Total expenses	92.5	97.0	(4.5)	(4.6)

Income before taxes	34.5	58.0	(23.5)	(40.5)
Income tax expense	7.5	21.8	(14.3)	(65.6)
Net income	$27.0	$36.2	$(9.2)	(25.4)

Financing revenue is comprised of interest revenue from the following interest earning assets (in millions):

	2017	2016	Change	% Change

Wholesale notes	$61.8	$71.3	$(9.5)	(13.3)
Retail notes and finance leases	1.4	1.8	(0.4)	(22.2)
Retail and wholesale accounts	20.6	21.0	(0.4)	(1.9)
Total financing revenue	$83.8	$94.1	$(10.3)	(10.9)

Percentage changes deemed not meaningful are designated N.M.

Year ended October 31, 2017 compared to the year ended October 31, 2016

Financing revenue decreased primarily as a result of lower average balances across all finance receivable portfolios, partially offset by a higher average portfolio interest rate. The average finance receivable portfolio balance decreased from $1.4 billion to $1.1 billion. The average interest rate of the finance receivables portfolio was 7.3% and 6.9% for 2017 and 2016, respectively.

Operating leases and other revenues includes rental income on operating leases, interest on unsecured loans to affiliates and guarantee fees. These revenues declined from $60.9 million to $43.2 million primarily as a result of the full repayment of the unsecured loans to affiliates in October 2016, which reduced Other revenues by $14.9 million.

Cost of borrowing primarily includes interest expense on Senior and secured borrowings. Cost of borrowing decreased from $46.6 million to $42.4 million as lower average debt balances relating to our lower finance receivables funding requirements and trade payable carried with Navistar, Inc. were partially offset by higher average interest rates and the write-off of $0.4 million of unamortized debt issuance costs relating to the early extinguishment of a portion of the bank credit facility. The average outstanding debt balance decreased from $1.3 billion to $1.0 billion. Our average interest rates on Senior and secured borrowings were 3.2% and 2.6% for the respective periods in 2017 and 2016.

Credit, collections and administrative expenses include costs relating to the management and servicing of receivables as well as general business expenses and wages. These expenses increased by $0.4 million primarily as a result of higher incentive compensation accruals.

Other (income) expenses, net decreased $0.1 million primarily as a result of lower gains on the sale of vehicle inventory and early terminations of operating leases.

Income tax expense includes federal, state and foreign taxes. Our income tax expense decreased as a result of lower pre-tax profit and the release of liabilities related to uncertain tax positions.

The following table summarizes our consolidated statements of operations and illustrates the key financial indicators used to assess the consolidated financial results. Financial information is presented for the comparative fiscal years ended October 31, 2016 and 2015 (in millions):

	2016	2015	Change	% Change
Revenues
Financing revenue	$94.1	$101.0	$(6.9)	(6.8)
Operating leases and other revenues	60.9	62.7	(1.8)	(2.9)
Total revenues	155.0	163.7	(8.7)	(5.3)

Expenses
Cost of borrowing	46.6	42.3	4.3	10.2
Credit, collections and administrative	18.5	21.0	(2.5)	(11.9)
Provision for (recovery of) credit losses	(0.2)	(0.3)	0.1	33.3
Depreciation on operating leases	32.9	34.8	(1.9)	(5.5)
Other (income) expenses, net	(0.8)	1.3	(2.1)	N.M.
Total expenses	97.0	99.1	(2.1)	(2.1)

Income before taxes	58.0	64.6	(6.6)	(10.2)
Income tax expense	21.8	22.8	(1.0)	(4.4)
Net income	$36.2	$41.8	$(5.6)	(13.4)

Financing revenue is comprised of interest revenue from the following interest earning assets (in millions):

	2016	2015	Change	% Change

Wholesale notes	$71.3	$74.3	$(3.0)	(4.0)
Retail notes and finance leases	1.8	3.8	(2.0)	(52.6)
Retail and wholesale accounts	21.0	22.9	(1.9)	(8.3)
Total financing revenue	$94.1	$101.0	$(6.9)	(6.8)

The year ended October 31, 2016 compared to the year ended October 31, 2015

Financing revenue decreased primarily as a result of lower average balances across all finance receivable portfolios, partially offset by a higher average portfolio interest rate. The average finance receivable portfolio balance decreased from $1.5 billion to $1.4 billion. The average interest rate of the finance receivables portfolio was 6.9% and 6.6% for 2016 and 2015, respectively.

Operating leases and other revenues includes rental income on operating leases, interest on unsecured loans to affiliates and guarantee fees. These revenues declined from $62.7 million to $60.9 million as lower administrative fees from certain export receivables were partially offset by a slight increase in operating lease revenues on higher average earning assets.

Cost of borrowing primarily includes interest expense on Senior and secured borrowings. Cost of borrowing increased from $42.3 million to $46.6 million primarily as a result of higher average interest rates, partially offset by lower average debt balances relating to our lower funding requirements for finance receivables. The average outstanding debt balance decreased from $1.5 billion to $1.3 billion. Our average interest rates on Senior and secured borrowings were 2.6% and 2.2% for the respective periods in 2016 and 2015.

Credit, collections and administrative expenses include costs relating to the management and servicing of receivables as well as general business expenses and wages. These expenses declined by $2.5 million primarily as a result of lower active employee related expenses including lower incentive compensation.

Other (income) expenses, net decreased $2.1 million primarily as a result of an increase in gains on the sale of vehicle inventory and early terminations of operating leases. Additionally, restructuring charges of $1.0 million relating to a voluntary separation program were recorded in the prior year.

Income tax expense includes federal, state and foreign taxes. Our income tax expense decreased as a result of lower pre-tax profit in the current year, partially offset by favorable settlements of certain state audits in the prior year.

Financial Condition (in millions):

	As of
	October 31, 2017	October 31, 2016	Change	% Change
Cash and cash equivalents	$22.3	$16.2	$6.1	37.7
Finance receivables, net	1,261.4	1,259.7	1.7	0.1
Net accounts due from affiliates	—	13.9	(13.9)	(100.0)
Unsecured loans to affiliates	—	20.0	(20.0)	(100.0)
Net investment in operating leases	125.3	161.4	(36.1)	(22.4)
Restricted cash and cash equivalents	92.1	65.2	26.9	41.3
Vehicle inventory	3.1	10.2	(7.1)	(69.6)
Other assets	8.1	10.1	(2.0)	(19.8)
Total assets	$1,512.3	$1,556.7	$(44.4)	(2.9)

Net accounts due to affiliates	$78.4	$—	$78.4	N.M.
Senior and secured borrowings	1,078.3	1,217.9	(139.6)	(11.5)
Other liabilities	44.8	55.0	(10.2)	(18.5)
Total liabilities	1,201.5	1,272.9	(71.4)	(5.6)

Total shareowner's equity	310.8	283.8	27.0	9.5

Total liabilities and shareowner's equity	$1,512.3	$1,556.7	$(44.4)	(2.9)

Balances as of October 31, 2017 compared to balances as of October 31, 2016

Finance receivables, net increased $1.7 million. Retail notes and finance leases, net of unearned income, increased by $8.5 million as a result of an increase in originations over the last two years. Accounts balances increased by $42.0 million primarily reflecting an increase in fleet sales volume. Wholesale notes increased $57.1 million reflecting an increase in dealer inventory levels. Finance receivables from affiliates, net of unearned income, decreased $105.8 million related to the lower balance on the used truck secured note with Navistar, Inc. Allowance for losses increased slightly by $0.1 million.

Unsecured loans to affiliates decreased $20.0 million as NFC received full repayment of $20.0 million in November 2016, from Navistar Financial, S.A. de C.V., Sociedad Financiera de Objeto Multiple, Entidad Regulada (“NFM”), a Mexican finance subsidiary of NIC under a working capital loan agreement.

Restricted cash and cash equivalents increased from $65.2 million to $92.1 million. The increase primarily relates to an increase in the use of cash to collateralize the wholesale trust.

Vehicle inventory decreased from $10.2 million to $3.1 million primarily as a result of impairments of $5.4 million, and net sales of equipment exceeding the amount of repossessions and off-lease vehicles.

Other assets decreased from $10.1 million to $8.1 million primarily as a result of the amortization of debt issuance costs exceeding new issuance costs of $2.6 million.

Net accounts due from (to) affiliates changed from a receivable of $13.9 million to a payable of $78.4 million primarily relating to a trade payable to Navistar, Inc. in the amount of $75.0 million, and loan originations not settled as of period end.

Senior and secured borrowings decreased by $139.6 million primarily as a result of the trade payable to Navistar, Inc. and the full repayment of the working capital loan by NFM.

Other liabilities decreased from $55.0 million to $44.8 million primarily as a result of lower income tax liabilities resulting from lower current year pre-tax income, and the release of liabilities related to uncertain tax positions.

Shareowner's equity increased from $283.8 million to $310.8 million as a result of net income of $27.0 million.

Asset Quality

The following table summarizes delinquencies as a percentage of finance receivables as of October 31:

	2017	2016	Change
Delinquencies
Retail notes and finance leases greater than 60 days.	—%	0.7%	(0.7)%
Wholesale notes greater than 60 days	—%	—%	—%
Wholesale accounts greater than 60 days	0.6%	0.3%	0.3%

Allowance to finance receivables coverage ratio	0.1%	0.1%	—%

At the current retail portfolio level, the ratio of retail notes and finance leases delinquencies greater than 60 days can fluctuate significantly as a result of the performance of any one customer. The fair value of vehicles repossessed for the years ended October 31, 2017 and 2016, was less than $0.1 million and $15.3 million, respectively. Wholesale accounts delinquencies can relate to specific customer balances for which Navistar, Inc. has recorded reserves. These delinquencies do not typically reflect a default risk for NFC.

The allowance to finance receivables coverage ratio shown above remained constant as the primary component for wholesale finance receivables was unchanged. The average impaired receivables as a percentage of average finance receivables were less than 0.1% for both of the years ended October 31, 2017 and 2016, respectively.

The allocation of the Allowance for losses by portfolio segment is as follows (in millions):

	October 31,	October 31,
	2017	2016
Retail portfolio	$0.1	$—
Wholesale portfolio	1.5	1.5
Total	$1.6	$1.5

NFC evaluates its Allowance for losses based on a pool method for two portfolio segments: retail finance receivables and wholesale finance receivables. The estimate of the retail portfolio allowance is based upon three factors:  a historical component based upon a weighted average of actual loss experience from the most recent 12 quarters, a specific reserve component, and a qualitative component if we determine that current economic and portfolio quality trends indicate that the historical component may not reflect the appropriate risk. For the wholesale portfolio, an allowance for losses is established using the average loss per occurrence, based on historical losses.

When we identify significant customers as a probable risk of default, we segregate those customers' receivables from the pool and separately establish a specific reserve based on the market value of the collateral and specific terms of the receivable contracts. We use the same process in estimating the collateral values as we do in estimating the values of our vehicle inventory.

Financing Environment

Financing Volume and Finance Market Share

Wholesale notes purchased by NFC were $3.6 billion and $3.6 billion for the years ended October 31, 2017 and October 31, 2016, respectively. NFC provides wholesale financing for 100% of new truck inventory sold to Navistar, Inc.'s dealers and distributors through the customary free interest period offered by Navistar, Inc. As of October 31, 2017 and October 31, 2016, NFC retained floor plan financing for approximately 77% and 80%, respectively, of the dealers, after the free interest period.

Serviced wholesale notes balances, including the used truck financing, were $897.2 million and $946.1 million as of October 31, 2017 and October 31, 2016, respectively.

NFC's net retail notes and finance lease originations were $15.8 million and $17.3 million for the years ended October 31, 2017 and October 31, 2016, respectively.

Operating lease originations were $16.6 million and $65.0 million for the years ended October 31, 2017 and October 31, 2016, respectively.

Funds Management

We have traditionally obtained the funds to provide financing to Navistar, Inc.'s dealers and retail customers from the financing of receivables in securitization transactions, bank credit facilities, and other secured funding facilities. Given our debt ratings and the overall quality of our receivables, the financing of receivables in securitizations has been the most economical source of funding.

Credit Ratings

NFC's credit ratings were as follows:

As of October 31, 2017		As of October 31, 2016
Fitch	Standard & Poor's	Fitch	Standard & Poor's
B-	B-	CCC	CCC+
Outlook Stable	Outlook Stable	Watch Positive	Watch Positive

Funding Trends

The increases in benchmark interest rates during 2017 have increased our borrowing costs. Increased equity or credit market volatility, or tightening of monetary policy by the US Federal Reserve, may continue to increase borrowing costs on our variable rate debt. Credit spreads of our new and amended funding facilities have decreased following NIC's announcement of Volkswagen Truck & Bus GmbH's ("Volkswagen") investment in, and strategic alliance with, NIC. This is evidenced by the improved credit spreads on our investor notes issued in June 2017, the VFN facility renewal in May 2017, and the amendment and extension of our bank credit facility in September 2017. Our borrowing costs can also be impacted by changes in credit rating agency assessments of our debt or the debt of NIC. Our ability to obtain financing at competitive rates depends substantially on the funding opportunities available.

Contractual Obligations

The following table provides aggregate information about outstanding contractual obligations and other long-term liabilities as of October 31, 2017. Secured borrowings are payable solely out of collections on the securitized receivables transferred to the consolidated subsidiary. This asset-backed debt is the legal obligation of the consolidated subsidiary whereby there is no additional recourse to NFC (in millions):

Due in Fiscal	2018	2019	2020	2021	After 2021	Total
Senior borrowings (1)	$78.2	$—	$—	$124.5	$—	$202.7
Secured borrowings(1)	561.1	281.1	19.5	13.4	4.3	879.4
Interest (2)	28.8	13.5	8.6	7.5	0.1	58.5
Total	$668.1	$294.6	$28.1	$145.4	$4.4	$1,140.6

(1) Principal only, and excludes offsetting debt issuance costs of $3.8 million.

(2) Amounts represent estimated contractual interest payments on outstanding debt. Rates in effect as of October 31, 2017 are used for variable rate debt.

Funding Facilities

NFC initially funds finance receivables using its bank credit facility. In May 2016, NFC amended and extended its 2011 bank credit facility which was originally due in December 2016. The 2016 amendment extended the maturity date to June 2018 and reduced the revolving portion and term portion of the facility. In December 2016, and in accordance with the amendment, the revolving portion of the facility was reduced to $274.7 million, the term loan portion of the facility was paid down to $81.8 million, and the quarterly principal payments were reduced from $8.5 million to $2.0 million. The amendment allows NFC to increase revolving or term loan commitments to a maximum facility of $700.0 million, subject to obtaining commitments from existing or new lenders. In September 2017, the revolving portion of the bank credit facility was amended and extended to a maturity date of September 2021, with the facility maximum amount reduced from $274.7 million to $269.2 million effective in June 2018.

The availability under the revolver portion of the bank credit facility was as follows as of October 31 (in millions):

	2017	2016
Revolver bank loan	$274.7	$400.0
NFC revolving loan utilized	(127.0)	(239.0)
Mexican sub-revolver loan utilized	—	—
Total availability	$147.7	$161.0

We finance certain receivables through securitizations utilizing the asset-backed public market and private placement sales. NFC, through these securitizations, has been able to fund its operating needs at rates which are more economical than those available to NFC in the public unsecured bond market. In a typical securitization transaction, NFC transfers a pool of finance receivables to a bankruptcy-remote, wholly-owned special purpose subsidiary. The special purpose subsidiary then transfers the receivables to a legally isolated entity, generally a trust, in exchange for cash from the sale of asset-backed securities to investors. The securities issued by the trust are secured by future collections on the receivables transferred to the trust. These transactions are structured as sales from a legal standpoint but are treated as on-balance sheet secured borrowings according to current accounting guidance. NFSC finances wholesale notes through a wholesale note owner trust.

We use other bankruptcy-remote, wholly-owned special purpose subsidiaries for secured borrowings on other types of assets whereby an interest in the assets is purchased directly by the lender without the use of a trust. ITLC finances operating leases and certain finance leases, and TRAC finances retail accounts.

NFC securitizes wholesale notes through NFSC, which has in place a wholesale note trust that provides for the funding of eligible wholesale notes. Components of available wholesale note trust funding facilities were as follows as of October 31 (in millions):

	Termination or Maturity	2017	2016
Variable funding notes	May 2018	$425.0	$500.0
Investor notes	June 2017	—	250.0
Investor notes	September 2018	300.0	300.0
Investor notes	June 2019	250.0	—
Total funding capacity		975.0	1,050.0
Funding utilized		(685.0)	(635.0)
Total availability		$290.0	$415.0

In November 2016, the maturity of the VFN was extended from May 2017 to November 2017, and the facility capacity was reduced from $500.0 million to $450.0 million. In May 2017, the VFN facility capacity was reduced to $425.0 million and the maturity was extended from November 2017 to May 2018.

In October 2016, NFSC completed the sale of $300.0 million of two-year investor notes secured by assets of the wholesale note owner trust. Proceeds were used, in part, to replace the $250.0 million of investor notes that matured in October 2016. In June 2017, NFSC completed the sale of $250.0 million of two-year investor notes secured by assets of the wholesale note owner trust. Proceeds were used, in part, to replace the $250.0 million of investor notes that matured in June 2017.

ITLC provides for the funding of certain leases. ITLC received new lease funding proceeds of $31.1 million and $41.5 million during the years ended October 31, 2017 and 2016, respectively. As of October 31, 2017, the balance of ITLC's collateralized borrowings secured by operating and finance leases was $94.4 million compared to $97.8 million as of October 31, 2016.

The $100.0 million TRAC facility provides funding for certain retail accounts. As of October 31, 2017 and October 31, 2016, the amount borrowed under this facility was $100.0 million and $38.6 million, respectively. In December 2016, the TRAC facility was renewed to October 2017. In May 2017, the TRAC funding facility maturity was extended from October 2017 to April 2018.

Critical Accounting Estimates

Our consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States. In connection with the preparation of our consolidated financial statements, we use estimates and make judgments and assumptions about future events that affect the reported amounts of assets, liabilities, revenue, expenses and the related disclosures. Our assumptions, estimates and judgments are based on historical experience, current trends and other factors we believe are relevant at the time we prepared our consolidated financial statements. Our significant accounting policies are discussed in Note 1, Summary of Accounting Policies, to our accompanying consolidated financial statements. We believe that the following policies are the most critical in fully understanding and evaluating our reported results as they require us to make difficult, subjective and complex judgments. In determining whether an estimate is critical we consider if:

•	the nature of the estimates or assumptions contains levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change; and

•	the impact of the estimates and assumptions on financial condition or operating performance is material.

Allowance for losses

The Allowance for losses for finance receivables is established through a charge to the Provision for (recovery of) credit losses. The allowance is an estimate of the amount required to absorb probable losses on the existing portfolio of finance receivables that may become uncollectible. Finance receivables are charged off to the Allowance for losses when amounts due from the customers are determined to be uncollectible. NFC's estimate of the retail portfolio allowance is based upon three factors: a historical component based upon a weighted average of actual loss experience from the most recent 12 quarters, a specific reserve component, and a qualitative component if we determine that current economic and portfolio quality trends indicate that the historical component may not reflect the appropriate risk. For the wholesale portfolio, an allowance for losses is established using the average loss per occurrence, based on historical losses. To the extent that our judgments about these risk factors and conditions are not accurate, an adjustment to our allowance for losses may materially impact our results of operations or financial condition.

Income taxes

We account for income taxes using the asset and liability method. Tax laws require certain items to be reported in tax filings at different times than the items are recognized in the consolidated financial statements. A current liability is recognized for the estimated taxes payable for the current year. Deferred income taxes represent the future consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. Deferred income taxes are adjusted for enacted changes in tax laws in the period such changes are enacted. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. Realization is dependent on generating sufficient future taxable income. Changes in estimates of future taxable income could affect future evaluations. Income tax expense is computed under a tax sharing agreement between us and our parent as if we were a separate taxpayer, as are tax payments and realization of deferred tax assets. The ultimate recovery of certain of our deferred tax assets is dependent upon the amount and timing of future taxable income and other factors such as the taxing jurisdiction in which the asset is to be recovered. A high degree of judgment is required to determine if and the extent that valuation allowances should be recorded against deferred tax assets. We have provided valuation allowances aggregating to $0.7 million and $1.0 million as of October 31, 2017, and 2016, respectively, for state deferred tax assets based upon our current assessment of factors described above.

We follow accounting guidance which addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under this guidance, we recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. While it is probable that the liability for uncertain tax positions may change during the next 12 months, we do not believe that such change would have a material impact on our financial condition, results of operations, or cash flows.

New Accounting Standards

See Note 1 of Notes to Consolidated Financial Statements

Independent Auditors’ Report

The Board of Directors
Navistar Financial Corporation:

We have audited the accompanying consolidated financial statements of Navistar Financial Corporation and its subsidiaries, which comprise the consolidated statements of financial condition as of October 31, 2017 and 2016, and the related consolidated statements of operations, shareowner’s equity, and cash flows for each of the years in the three-year period ended October 31, 2017 and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Navistar Financial Corporation and its subsidiaries as of October 31, 2017 and 2016, and the results of their operations and their cash flows for each of the years in the three-year period ended October 31, 2017 in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Chicago, Illinois
December 19, 2017

Navistar Financial Corporation and Subsidiaries
Consolidated Statements of Operations

	For the years ended October 31,
Millions of dollars	2017	2016	2015
Revenues
Wholesale notes interest	$61.8	$71.3	$74.3
Retail notes and finance leases revenue	1.4	1.8	3.8
Operating leases revenue	40.0	42.8	42.7
Retail and wholesale accounts interest	20.6	21.0	22.9
Other revenues	3.2	18.1	20.0
Total revenues	127.0	155.0	163.7

Expenses
Cost of borrowing:
Interest expense	31.3	35.6	31.6
Other	11.1	11.0	10.7
Credit, collections and administrative	18.9	18.5	21.0
Provision for (recovery of) credit losses	0.1	(0.2)	(0.3)
Depreciation on operating leases	31.8	32.9	34.8
Other (income) expenses, net	(0.7)	(0.8)	1.3
Total expenses	92.5	97.0	99.1

Income before taxes	34.5	58.0	64.6
Income tax expense	7.5	21.8	22.8
Net income	$27.0	$36.2	$41.8

See Notes to Consolidated Financial Statements

Navistar Financial Corporation and Subsidiaries
Consolidated Statements of Financial Condition

	As of October 31,
Millions of dollars	2017	2016

ASSETS

Cash and cash equivalents	$22.3	$16.2
Finance receivables, net of unearned income:
Finance receivables	1,233.9	1,126.3
Finance receivables from affiliates	29.1	134.9
Allowance for losses	(1.6)	(1.5)
Finance receivables, net	1,261.4	1,259.7

Net accounts due from affiliates	—	13.9
Unsecured loans to affiliates	—	20.0
Net investment in operating leases	125.3	161.4
Restricted cash and cash equivalents	92.1	65.2
Vehicle inventory	3.1	10.2
Other assets	8.1	10.1
Total assets	$1,512.3	$1,556.7

LIABILITIES AND SHAREOWNER’S EQUITY
Net accounts due to affiliates	$78.4	$—
Senior and secured borrowings	1,078.3	1,217.9
Other liabilities	44.8	55.0
Total liabilities	1,201.5	1,272.9

Shareowner’s equity
Capital stock ($1 par value, 2,000,000 shares authorized, 1,600,000 shares issued and outstanding)	1.6	1.6
Paid-in capital	134.6	134.6
Retained earnings	174.6	147.6
Total shareowner’s equity	310.8	283.8
Total liabilities and shareowner’s equity	$1,512.3	$1,556.7

See Notes to Consolidated Financial Statements

Navistar Financial Corporation and Subsidiaries
Consolidated Statements of Cash Flows

	For the years ended October 31,
Millions of dollars	2017	2016	2015

Cash flow from operating activities:
Net income	$27.0	$36.2	$41.8
Adjustments to reconcile net income to cash flow from operations:
Net gain on sale and impairment of property, equipment under operating leases and vehicle inventory	(1.1)	(2.0)	(0.9)
Depreciation and amortization	42.3	43.8	45.3
Provision for (recovery of) credit losses	0.1	(0.2)	(0.3)
Net change in net accounts due from or to affiliates	92.3	(18.7)	5.3
Net change in other assets and liabilities	2.8	(3.7)	4.7
Net cash provided by operating activities	163.4	55.4	95.9

Cash flow from investing activities:
Originations of notes and finance leases held for investment, includes affiliates	(3,665.7)	(3,569.5)	(4,638.7)
Net change in restricted cash and cash equivalents	(26.9)	(10.2)	56.9
Collections on notes and finance leases held for investment, net of change in affiliate loans and unearned finance income	3,705.8	3,844.8	4,697.2
Net change in finance receivables from affiliates - accounts	—	—	(1.9)
Net change in finance receivables - accounts	(42.0)	26.3	(18.8)
Proceeds from sale of vehicle inventory	5.5	13.2	5.9
Purchase of equipment leased to others	(16.6)	(65.0)	(40.8)
Net change in unsecured loans to affiliates	20.0	170.0	80.0
Proceeds from sale of equipment under operating leases	10.1	13.6	6.3
Net cash (used in) provided by investing activities	(9.8)	423.2	146.1

Cash flow from financing activities:
Net change in revolving component of bank credit facility	(112.0)	(142.0)	(119.0)
Principal payments on term component of bank credit facility	(136.8)	(34.0)	(34.0)
Net change in secured revolving credit facilities	111.4	(147.5)	(22.1)
Proceeds from issuance of secured borrowings	281.0	341.5	559.1
Payments on secured borrowings	(284.4)	(274.4)	(501.3)
Debt issuance costs	(6.7)	(13.1)	(6.5)
Dividends paid and capital returned to parent company	—	(220.0)	(125.0)
Net cash used in financing activities	(147.5)	(489.5)	(248.8)

Change in cash and cash equivalents	6.1	(10.9)	(6.8)
Cash and cash equivalents, beginning of period	16.2	27.1	33.9
Cash and cash equivalents, end of period	$22.3	$16.2	$27.1

Supplemental cash flow information:
Interest paid	$31.6	$34.8	$32.0
Income taxes paid, net of refunds	17.2	23.7	14.4
Transfers of loans and leases to vehicle inventory	3.7	24.3	4.0
Impairments charged to affiliates	12.8	10.4	6.7

See Notes to Consolidated Financial Statements

Navistar Financial Corporation and Subsidiaries
Consolidated Statements of Shareowner’s Equity

Millions of dollars	Capital Stock	Paid-In Capital	Retained Earnings	Total
Balance at October 31, 2014	$1.6	$219.6	$329.6	$550.8
2015 Activity:
Net income	—	—	41.8	41.8
Dividends paid to parent company	—	—	(125.0)	(125.0)
Balance at October 31, 2015	$1.6	$219.6	$246.4	$467.6
2016 Activity:
Net income	—	—	36.2	36.2
Dividends paid to parent company	—	—	(135.0)	(135.0)
Return of capital paid to parent company	—	(85.0)	—	(85.0)
Balance at October 31, 2016	$1.6	$134.6	$147.6	$283.8
2017 Activity:
Net income	—	—	27.0	27.0
Balance at October 31, 2017	$1.6	$134.6	$174.6	$310.8

See Notes to Consolidated Financial Statements

NAVISTAR FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF ACCOUNTING POLICIES

Nature of Operations

Navistar Financial Corporation was incorporated in Delaware in 1949 and is a wholly-owned subsidiary of Navistar, Inc. which is a wholly-owned subsidiary of Navistar International Corporation (“NIC”). As used herein, “us,” “we,” “our” or “NFC” refers to Navistar Financial Corporation and its wholly-owned subsidiaries unless the context otherwise requires. NFC is a commercial financing organization that provides retail, wholesale and lease financing for products sold by Navistar, Inc. and its dealers within the United States. NFC also finances wholesale accounts and selected retail accounts receivable of Navistar, Inc. and facilitates financing arrangements in other countries to support NIC's global operations.

Revenue includes interest revenue from retail notes, finance leases, wholesale notes, retail accounts, wholesale accounts, secured and unsecured loans to affiliates, and rental income from operating leases. Cost of borrowing includes interest expense on debt financing and amortization of debt issuance costs.

Basis of Presentation and Consolidation

The accompanying consolidated financial statements include the assets, liabilities, revenues and expenses of Navistar Financial Corporation, its wholly-owned subsidiaries and variable interest entities (“VIE”) of which we are the primary beneficiary. The effects of transactions among consolidated entities have been eliminated to arrive at the consolidated amounts. We have evaluated subsequent events and transactions for potential recognition or disclosure in the consolidated financial statements through December 19, 2017, the day our consolidated financial statements were available to be issued.

We evaluate our performance and allocate resources based on a single segment concept. Accordingly, there are no separately identified material operating segments for which discrete financial information is available. We do not derive revenues from any single non-affiliate customer that represents 10% or more of our total revenues.

Certain prior period amounts have been reclassified to conform to current period presentation.

Estimates

The preparation of financial statements in conformity with United States generally accepted accounting principles ("GAAP") requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Significant estimates and assumptions are used for, but are not limited to vehicle inventory, net investment in operating leases, allowance for losses and income taxes. Future events and their effects cannot be predicted with certainty, and accordingly, our accounting estimates require the exercise of judgment. The accounting estimates used in the preparation of our consolidated financial statements will change as new events occur, as more experience is acquired, as additional information is obtained and as our operating environment changes. Actual results could differ from the estimates we have used.

Revenue Recognition

Finance Receivables

We recognize revenue from retail notes, finance leases, wholesale notes, retail accounts and wholesale accounts, secured and unsecured loans to affiliates, including amounts received from Navistar, Inc. for reimbursement of interest income for various dealer and buyer incentives, as interest income using the effective interest method. Loans are considered to be impaired when we conclude it is probable that we will be unable to collect all the contractual interest and principal payments as scheduled after reviewing the customer's financial performance, payment ability, capital raising potential, management style, economic situation, etc. The accrual of interest is discontinued on impaired loans that are 90 days or more past due. We resume accruing interest on these accounts when payments are current according to the terms of the loans and future payments are reasonably assured.

Operating Leases

We recognize revenue on operating leases as rental income on a straight-line basis over the life of the lease.  Recognition of revenue is suspended when we determine the collection of future rental revenue is not probable.  Income recognition is resumed if collection doubts are removed.

NAVISTAR FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Securitization Transactions

We finance receivables using a process commonly known as securitization, whereby asset-backed securities are sold via public offering or private placement.  In a typical securitization transaction, NFC sells a pool of finance receivables to a bankruptcy-remote, special purpose entity (“SPE”).  The SPE then transfers the receivables to a special purpose entity, generally a trust, in exchange for cash from the sale of asset-backed securities to investors.  The securities issued by the trust are secured by future collections on the receivables transferred to the trust.

These transactions are subject to the provisions of Accounting Standards Codification ("ASC") Topic 860, Transfers and Servicing, as to accounting treatment.  As of October 31, 2017 and 2016, the financed receivables, net of allowance for losses, and the associated debt issued are recorded in the consolidated statements of financial condition under Finance receivables and Senior and secured borrowings, respectively. Interest revenue and expense are recorded as earned or incurred in the consolidated statements of operations and debt issuance costs are capitalized and amortized on a level yield basis over the term of the debt. For these on-balance sheet receivables, a Provision for (recovery of) credit losses is recognized for incurred losses.  There are no gains or losses recorded upon transfer and income is earned over the life of the assets transferred.

Wholesale notes are financed through Navistar Financial Securities Corporation (“NFSC”). Retail accounts for customers of Navistar, Inc. are financed through Truck Retail Accounts Corporation (“TRAC”). International Truck Leasing Corporation (“ITLC”) finances operating leases and certain finance leases. Navistar Financial Retail Receivables Corporation (“NFRRC”) finances retail notes and finance leases on a long term basis but did not hold receivables in 2017 or 2016.

The SPEs' assets are available to satisfy the creditors' claims against the assets prior to such assets becoming available for the SPEs' own uses or to NFC or affiliated companies.  The transfer is structured as a legal sale, and we are under no obligation to repurchase any transferred receivable that becomes delinquent in payment or otherwise is in default.  We are not responsible for credit losses on transferred receivables other than through our ownership of the lowest tranches in the securitization structures. We do not guarantee any securities issued by trusts. We, as seller and the servicer of the finance receivables are obligated to provide certain representations and warranties regarding the receivables.  Should any receivables fail to meet these representations and warranties, we, as seller of the receivables, are required to repurchase the affected receivables.

Income Taxes

NIC and its domestic subsidiaries file a consolidated federal income tax return and both combined and separate state income tax returns.  We determine our provision for income taxes using the asset and liability approach for accounting for income taxes. Tax laws require certain items to be reported in tax filings at different times than the items are recognized in the consolidated financial statements. A current liability or receivable is recognized for the estimated taxes payable or receivable for the current year. Deferred income taxes represent the future consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. Deferred income taxes are adjusted for enacted changes in tax laws in the period such changes are enacted. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. Realization is dependent on generating sufficient future taxable income; changes in estimates of future taxable income could affect future valuations. We recognize an accrual for tax exposures for uncertain tax positions. Income taxes are computed under a tax sharing agreement between us and our parent as if we were a separate taxpayer, as are tax payments and realization of tax assets.

We recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. We recognize interest and penalties related to uncertain tax positions as part of Income tax expense.

Cash and Cash Equivalents

Cash and cash equivalents are defined as short-term, highly liquid investments with original maturities of 90 days or less.

Finance Receivables

ASC Topic 942, Financial Services - Depository and Lending, requires companies to report loans and trade receivables not held for sale on the balance sheet at outstanding principal adjusted for any charge-offs, the allowance for losses, fees or costs deferred on origination and any unamortized premiums or discounts on purchased loans. NFC's retail and wholesale notes, finance leases, retail accounts and wholesale accounts are classified as held for investment. Finance receivables from affiliates may include retail notes, wholesale notes, wholesale accounts and used truck inventory financing.  Our finance receivables consist of the following:

NAVISTAR FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Retail Notes--
Retail notes primarily consist of fixed-rate loans to commercial customers to facilitate their purchase of new and used trucks and related equipment.  At acquisition, we record the retail notes at their gross value (principal and interest) and record, as a reduction to the gross value, the amount of unearned interest.  Revenue is recorded over the term of the note using the effective interest method.

Finance Leases --
Finance leases consist of direct financing leases to commercial customers to facilitate their acquisition of new and used trucks and related equipment.  Finance leases are recorded at origination as gross finance receivable, net of unearned income and the guaranteed residual value of the leased equipment.  Unearned income represents the excess of the gross receivable, plus the guaranteed residual value over the cost of the equipment. Revenue is recorded over the term of the lease using the effective interest method.

Wholesale Notes --
Wholesale notes purchased primarily from Navistar, Inc. consist of variable-rate loans to dealers for the purchase of new and used trucks and related equipment, as well as eligible used truck inventory of Navistar, Inc. in which NFC has a security interest.

Retail Accounts --
Retail accounts purchased from Navistar, Inc. consist of short-term accounts receivables related to the sale of products to commercial customers.

Wholesale Accounts --
Wholesale accounts purchased from Navistar, Inc. consist of short-term accounts receivables primarily related to the sales of items other than trucks and related equipment (e.g. service parts) to Navistar, Inc.'s dealers.

Allowance for Losses

The Allowance for losses for finance receivables is established through a charge to the Provision for (recovery of) credit losses.  The allowance is an estimate of the amount required to absorb probable losses on the existing portfolio of finance receivables that may become uncollectible.  Finance receivables are charged off to the Allowance for losses when amounts due from the customers are determined to be uncollectible.

We determined that we have two portfolio segments of finance receivables based on the type of financing inherent to each portfolio. The retail portfolio segment represents loans or leases to end-users for the purchase or lease of vehicles. The wholesale portfolio segment represents loans to dealers to finance their inventory. As the initial measurement attributes and the monitoring and assessment of credit risk or the performance of the receivables are consistent within each of our receivable portfolios, we have determined that each portfolio consists of one class of receivable.

A specific reserve is recorded if it is determined that an account is impaired, and if the value of the underlying collateral is less than the principal balance of the loan. We calculate a general reserve on the remaining loan portfolio by applying loss ratios which are determined using an historical loss experience component based upon a weighted average of actual loss experience from the most recent 12 quarters. At times a qualitative component may be applied if we determine that current economic and portfolio quality trends indicate that the historical component may not reflect the appropriate risk. Losses in our wholesale portfolio occur infrequently as a result of periodic dealer audits and the short-term nature of the portfolio. For the wholesale portfolio, an allowance for losses is established using the average loss per occurrence, based on historical losses.

Payments on accounts with specific reserves are applied against the principal balance of the receivable. In addition, when we identify significant customers at probable risk of default, we segregate those customers' receivables from the pools and separately evaluate the estimated losses based on the market value of the collateral and specific terms of the receivable contracts.

Under various agreements, Navistar, Inc. and its dealers may be liable for a portion of customer losses or may be required to repurchase the repossessed collateral at the receivable principal value.  The amount of losses we record in our Provision for (recovery of) credit losses does not include any amount for receivables covered under these agreements. Allocation of the losses on the portfolio between us, Navistar, Inc. and dealers is generally dependent on the type of collateral being financed and loss sharing percentages established at the date of financing. Navistar, Inc.'s proportion of total losses depends on a number of factors including the type of collateral financed, the size of the customer exposure and the loss sharing arrangement previously established.

NAVISTAR FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Net Investment in Operating Leases

We have investments in trucks that we acquired to lease to customers under operating lease agreements.  These vehicles are depreciated on a straight-line basis over the term of the lease in an amount necessary to reduce the leased asset to its residual value. The residual values of the equipment represent estimates of the values of the assets at the end of the lease contracts. Recorded amounts of these long-lived assets are periodically evaluated for impairment.

Restricted Cash and Cash Equivalents

Restricted cash and cash equivalents are primarily those held in designated bank accounts for our securitization facilities which are accounted for as secured borrowings. These amounts are used to pay interest expense, principal, or other amounts in accordance with the related securitization agreements.  Interest income on short-term cash equivalents which are restricted for on-balance sheet securitizations is included in Other revenues.

Vehicle Inventory

We recognize repossessed assets and the return of equipment under operating leases at the lower of cost or fair value, less estimated remarketing costs and reclassify the net investment from Finance receivables or Net investment in operating leases to Vehicle inventory. Losses arising from the repossession of collateral supporting finance receivables are recognized upon repossession and either charged to Navistar, Inc. under the loss sharing arrangement or charged to the Allowance for losses account. The value of the asset is recorded as Vehicle inventory. Once the repossessed or returned assets are sold, the additional losses or gains, if any, are either charged to Navistar, Inc. under the loss sharing arrangement or charged to Other (income) expenses, net. Realization of the carrying values is dependent on our future ability to market the vehicles under then prevailing conditions. We review inventory values periodically to determine if recorded amounts are appropriate and have not been impaired. If the value of the equipment has been impaired, the carrying value is reduced and charged to Navistar, Inc. as set forth in Note 2, Transactions with Affiliated Companies.

Postretirement Benefits

We use multiemployer plan accounting for expenses related to NIC's defined postretirement benefit plans in which we participate. Multiemployer plan accounting provides that assets and liabilities of a plan are recorded only on the parent company and that periodic contributions to the plan made by the participating subsidiary are charged to expense.

Recently Adopted Accounting Standards

In August 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2014-15, “Presentation of Financial Statements-Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern“ (“ASU 2014-15“). This ASU requires management to evaluate whether there are conditions and events that raise substantial doubt about an entity's ability to continue as a going concern within one year after the financial statements are available to be issued and provide related disclosures of such conditions and events. The amendments in this ASU apply to all entities and are effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. We adopted this ASU as of October 31, 2017. Adoption did not have a material impact on our consolidated financial statements.

Recently Issued Accounting Standards

In November 2016, the FASB issued ASU No. 2016-18, "Statement of Cash Flows" (Topic 230). This ASU requires that a statement of cash flows explain the change during the period in the total of cash and cash equivalents, including amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. For public business entities, the ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017, with early adoption permitted. Our effective date for this ASU is November 1, 2019. NFC is not considered a public business entity for purposes of its stand-alone consolidated financial statements. Adoption will require a retrospective transition. We do not expect the adoption of this ASU will have a material impact on our consolidated financial statements, and we expect to adopt concurrent with NIC.

In June 2016, the FASB issued ASU No. 2016-13, "Financial Instruments - Credit Losses" (Topic 326). The ASU sets forth an expected credit loss model which requires the measurement of expected credit losses for financial instruments based on historical experience, current conditions and reasonable and supportable forecasts. This replaces the existing incurred loss model and is

NAVISTAR FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

applicable to the measurement of credit losses on financial assets measured at amortized cost, and certain off-balance sheet credit exposures. For public business entities, this ASU is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Our effective date is November 1, 2021, with early adoption permitted as of November 1, 2019. We are currently evaluating the impact of the adoption of this ASU on our consolidated financial statements and expect to adopt concurrent with NIC.

In February 2016, the FASB issued ASU No. 2016-02, "Leases" (Topic 842). This ASU requires lessees to recognize, on the balance sheet, assets and liabilities for the rights and obligations created by leases of greater than twelve months. The accounting by lessors will remain largely unchanged. For public business entities, this ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018, with early adoption permitted. Our effective date is November 1, 2020. Adoption will require a modified retrospective transition. We are currently evaluating the method of adoption and the impact of this ASU on our consolidated financial statements and expect to adopt concurrent with NIC.
In January 2016, the FASB issued ASU No. 2016-01, "Financial Instruments - Recognition and Measurement of Financial Assets and Financial Liabilities" (Subtopic 825-10). This ASU amends the fair value measurement, impairment measurement, presentation, and related disclosures for certain financial instruments. For public business entities, this ASU is effective for annual and interim reporting periods beginning after December 15, 2017, and early adoption is permitted. Our effective date is November 1, 2019. We do not expect the adoption of this ASU will have a material impact on our consolidated financial statements, and we expect to adopt concurrent with NIC.

In May 2014, the FASB issued ASU No. 2014-09, "Revenue from Contracts with Customers" (Topic 606), which supersedes the revenue recognition requirements in Accounting Standards Codification Topic 605, Revenue Recognition.  This ASU is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.  The ASU also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. On July 9, 2015, the FASB deferred the effective date of this update for public business entities to fiscal years beginning after December 15, 2017, with early adoption permitted on the original effective date of fiscal years beginning after December 15, 2016. Our effective date is November 1, 2019, but we expect to adopt concurrently with NIC on November 1, 2018. Adoption of this ASU is not expected to have a material impact on our consolidated financial statements as financial instruments and leases, which comprise our primary contracts with customers, are excluded from the scope of this ASU.

There was no other recently issued accounting guidance for which we expect a material impact on our consolidated financial statements. Additionally, there was no new accounting guidance adopted during the year ended October 31, 2017, that had a material impact on our consolidated financial statements.

2. TRANSACTIONS WITH AFFILIATED COMPANIES

Wholesale Notes, Wholesale Accounts and Retail Accounts

In accordance with the agreements between NFC and Navistar, Inc. relating to financing of wholesale notes, wholesale accounts and retail accounts, NFC receives interest income from Navistar, Inc. at rates applied to the average outstanding balances. In addition, NFC may receive fee income from Navistar, Inc. to adjust for other incremental borrowing costs. The intercompany agreements are amended from time to time to reflect prevailing market rates and fees. Interest paid by dealers on wholesale notes, if any, plus the payments made by Navistar, Inc. for the typical “interest free” period offered to the dealers equals the total revenues received on wholesale notes. Substantially all revenues earned on wholesale accounts and retail accounts are received from Navistar, Inc. Wholesale notes, wholesale accounts and retail accounts purchased by NFC, primarily from Navistar, Inc., were as follows for the years ended October 31 (in millions):

	2017	2016	2015
Wholesale notes	$3,649.9	$3,552.2	$4,625.5
Wholesale and retail accounts	3,005.5	2,879.0	3,127.5
Total	$6,655.4	$6,431.2	$7,753.0

In July 2014, NFC began financing eligible used truck inventory of Navistar, Inc. under a secured note for up to $200.0 million at an advance rate of 80%, bearing interest at the prime rate plus 3.25%. In January 2015, the secured note was amended to increase the maximum commitment to $250.0 million, and in March 2016, the secured note was amended to reduce the advance rate to 65%, and increase the interest rate to the prime rate plus 5.25%. Also under the March 2016 amendment, the maximum commitment

NAVISTAR FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

of the secured note was reduced to $168.0 million and was further reduced to $125.0 million in December 2016. The secured note matures in July 2018, as amended. Interest income of $3.8 million, $9.8 million and $10.3 million was earned for the years ended October 31, 2017, 2016 and 2015, respectively. The interest income is recorded in Wholesale notes interest. The outstanding amount under the used truck inventory financing as of October 31, 2017 and October 31, 2016, was $29.1 million and $134.9 million, respectively, and is included in Finance receivables from affiliates.

Aggregate interest and fee revenue from Navistar, Inc. for the years ended October 31, 2017, 2016 and 2015, was $58.5 million, $66.3 million and $68.3 million, respectively. The interest and fee revenues are included in Wholesale notes interest and Retail and wholesale accounts interest.

Finance Receivables, Operating Leases and Vehicle Inventory

Under certain circumstances Navistar, Inc. is contractually liable for losses on NFC's finance receivables and investments in equipment on operating leases, including residual values, and may be required to repurchase the repossessed collateral at the receivable principal unpaid balance or share in the impairment losses or losses on sales of vehicle inventory with NFC. The allocation of losses (gains) between Navistar, Inc. and NFC on vehicles financed by NFC was as follows for the years ended October 31 (in millions):

	2017	2016	2015
Net credit losses recorded by NFC	$—	$—	$(0.1)
Net credit losses recorded by Navistar, Inc.	0.1	0.2	—
Total net credit losses	$0.1	$0.2	$(0.1)

Impairment losses recorded by NFC	$—	$—	$—
Impairment losses recorded by Navistar, Inc.	12.8	10.4	6.7
Total impairment losses	$12.8	$10.4	$6.7

Net (gains) losses on sales recorded by NFC	$(0.1)	$(1.2)	$(0.6)
Net (gains) losses on sales recorded by Navistar, Inc.	0.7	0.2	0.1
Total net (gains) losses on sales	$0.6	$(1.0)	$(0.5)

Guarantee Fees and Servicing Revenue

NFC receives fees for its guarantee of revolving debt owed by Navistar Financial, S.A. de C.V., Sociedad Financiera de Objeto Multiple, Entidad Regulada (“NFM”), a Mexican finance subsidiary of NIC. Fee amounts are amended from time to time to reflect prevailing market rates and are based on outstanding balances. These guarantee fees were $1.1 million, $1.2 million and $1.4 million for the years ended October 31, 2017, 2016 and 2015, respectively, and are recorded in Other revenues. Concurrently, NFC pays fees to NIC to provide a full backstop guarantee on all losses incurred as a result of NFC's guarantee of NFM's debt. Fees paid by NFC for this backstop guarantee for the years ended October 31, 2017, 2016 and 2015, were $0.2 million, $0.2 million and $0.2 million, respectively, and are recorded in Credit, collections and administrative. No losses have been incurred relating to the NFM guarantees.

In April 2015, NFC and NFM entered into a fee agreement whereby NFM pays NFC an administrative fee to offset expenses incurred by NFC relating to accounts collection and servicing for certain export customers. The fee was retroactively effective to January 1, 2015. NFC recorded fees of $0.3 million, $0.5 million and $1.9 million for the years ended October 31, 2017, 2016 and 2015, respectively, in Other revenues.

Unsecured Loans to Affiliates

On April 1, 2011, NFC entered into a working capital loan agreement with NFM whereby NFC has agreed to lend an aggregate amount not to exceed $100.0 million (at a floating rate equal to the Eurodollar loan rate for each month as set forth in NFC's bank credit facility). The agreement renews annually but can be terminated by either party upon advance notice. Lending under this agreement is conditional and subject to a maximum of $20.0 million under the May 2016 bank credit facility. See Note 7, Senior and Secured Borrowings. There was a balance of zero and $20.0 million outstanding on this loan as of October 31, 2017 and October 31, 2016, respectively. There was interest income of less than $0.1 million for the years ended October 31, 2017 and 2016, and zero for 2015, which was recorded in Other revenues.

NAVISTAR FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On November 1, 2011, NFC entered into a revolving loan agreement with International Truck and Engine Corporation Cayman Islands Holding Company, a subsidiary of NIC organized in the Cayman Islands ("NIC Cayman"), whereby NFC agreed to lend up to $50.0 million for general corporate purposes. In October 2013, NFC entered into an additional revolving loan agreement with NIC Cayman whereby NFC agreed to lend up to an additional $250.0 million for general corporate purposes. In February 2016, the maturity date of these revolving loan agreements was extended from December 2016 to December 2018, and the interest rate spread over LIBOR was increased from 7.0% to 9.0%, effective February 2016. There was no balance outstanding on this loan as of October 31, 2017 and October 31, 2016, as the remaining balance was fully repaid in October 2016. Interest income related to these loans was zero, $14.9 million and $15.2 million for the years ended October 31, 2017, 2016 and 2015, respectively, and was recorded in Other revenues.

Support Agreement

As a condition to certain NFC lending agreements, Navistar, Inc. will not permit NFC's ratio of the sum of consolidated pre-tax income, consolidated interest expense and capital contributions from Navistar, Inc. to consolidated interest expense (“Fixed Charge Coverage Ratio”) to be less than 125% on the last day of any fiscal quarter for the period of four consecutive fiscal quarters then ended. There were no required contributions under the support agreements during the year ended October 31, 2017, 2016 or 2015. Additionally, certain NFC lending agreements limit the amount of dividends NFC can pay to Navistar, Inc.

Shareowner's Equity

NFC did not pay dividends to Navistar, Inc. during the year ended October 31, 2017. During 2016, NFC paid aggregate cash dividends of $135.0 million to Navistar, Inc. and returned capital of $85.0 million to Navistar, Inc. During 2015, NFC paid aggregate cash dividends of $125.0 million to Navistar, Inc. Cash dividends paid cannot exceed the maximum amount allowable under NFC lending agreements.

Net Accounts Due (to) from Affiliates

Net accounts due (to) from affiliates represents the balance of other payables and receivables related to operations, such as Navistar, Inc. dealer credits for parts returns and warranty, and monthly finance fees charged to Navistar, Inc.

Defined Benefit Plans

We provide postretirement benefits to some of our employees and retirees through qualified and non-qualified plans sponsored by NIC. Costs associated with postretirement benefits include pension and postretirement healthcare expenses for employees, retirees, and surviving spouses and dependents. Generally, the pension plans are non-contributory. NIC's policy is to fund the pension plans in accordance with applicable United States government regulations. As of October 31, 2017, all legal funding requirements have been met.

The postretirement benefits expense recorded in Credit, collections and administrative for pension and healthcare was $3.2 million, $3.2 million and $3.2 million for the years ended October 31, 2017, 2016 and 2015, respectively. Contributions made to these plans correspond to the postretirement benefit expense recorded.

Defined Contribution Plans

Our defined contribution plans cover a substantial portion of employees. The defined contribution plans contain a 401(k) feature and provide a company matching contribution. Many participants covered by the plans also receive annual company contributions to their retirement account based on an age-weighted percentage of the participant's eligible compensation for the calendar year. Defined contribution expense pursuant to these plans was $0.4 million, $0.4 million and $0.4 million for the years ended October 31, 2017, 2016 and 2015, respectively, and is recorded in Credit, collections and administrative. The defined contribution expense is funded annually in the following fiscal year.

Allocated Corporate Expenses

We are charged a proportionate share of certain corporate expenses of NIC primarily for building space and IT services. These expenses were $4.0 million, $4.4 million and $4.5 million for the years ended October 31, 2017, 2016 and 2015, respectively, and are included in Credit, collections and administrative.

Restructuring

NAVISTAR FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In October 2015, certain employees of NFC chose to participate in a voluntary separation program ("VSP") offered by NFC and
NIC. There were zero, less than $0.1 million, and $1.0 million of charges to Other (income) expenses, net for the years ended October 31, 2017, 2016 and 2015, respectively, related to the VSP.

3. FINANCE RECEIVABLES

Our primary business is to provide wholesale, retail and lease financing for new and used trucks sold by Navistar, Inc. and Navistar, Inc.'s dealers, and as a result, our receivables and leases have significant concentration in the trucking industry. On a geographic basis, there is not a disproportionate concentration of credit risk in any region of the United States and we perform regular credit evaluations of our dealers and customers. We retain as collateral an ownership interest in the equipment associated with leases and, on behalf of ourselves and the various trusts, we maintain a security interest in the equipment associated with wholesale notes and retail notes. As of October 31, 2017 and October 31, 2016, no single customer represented a significant concentration of credit risk.

Finance receivables balances as of October 31 are summarized as follows (in millions):

	2017	2016
Wholesale notes	$868.2	$811.1
Retail notes, net of unearned income	20.4	14.9
Finance leases, net of unearned income	9.6	6.6
Accounts (includes retail and wholesale)	335.7	293.7
Finance receivables from affiliates, net of unearned income	29.1	134.9
Total finance receivables	1,263.0	1,261.2
Allowance for losses	(1.6)	(1.5)
Total finance receivables, net	$1,261.4	$1,259.7

Contractual maturities of finance receivables as of October 31, 2017, are summarized as follows (in millions):

	Wholesale notes	Retail notes	Finance leases	Accounts	Affiliates	Total
Due in fiscal year:
2018	$868.2	$8.8	$2.3	$335.7	$29.1	$1,244.1
2019	—	5.2	2.3	—	—	7.5
2020	—	3.4	3.9	—	—	7.3
2021	—	3.2	0.9	—	—	4.1
2022	—	2.9	1.5	—	—	4.4
Thereafter	—	—	—	—	—	—
Gross finance receivables	868.2	23.5	10.9	335.7	29.1	1,267.4
Unearned finance income	—	(3.1)	(1.3)	—	—	(4.4)
Finance receivables, net of unearned income	$868.2	$20.4	$9.6	$335.7	$29.1	$1,263.0

The actual cash collections from finance receivables may vary from the contractual cash flows because of sales, prepayments, extensions, delinquencies, credit losses, and renewals. The contractual maturities, therefore, should not be regarded as a forecast of future collections.

4. ALLOWANCE FOR LOSSES

We have determined there are two portfolio segments of finance receivables based on the type of financing inherent to each segment. The retail portfolio segment consists of loans or leases to end-users for the purchase or lease of vehicles. The wholesale portfolio segment consists of loans to dealers to finance their vehicle inventory, service parts and other accounts. As the initial measurement attributes, assessment of credit risk, and monitoring of the performance of the receivables are consistent within each portfolio, we have determined that each portfolio consists of one class of receivable.

NAVISTAR FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The activity related to our Allowance for losses for finance receivables for the years ended October 31 is summarized as follows (in millions):

Retail portfolio	2017	2016	2015
Allowance for losses, beginning of period	$—	$0.2	$0.4
Provision for (recovery of) credit losses	0.1	(0.1)	(0.3)
Net recoveries (charge-offs)	—	(0.1)	0.1
Allowance for losses, end of period	$0.1	$—	$0.2

Wholesale portfolio	2017	2016	2015
Allowance for losses, beginning of period	$1.5	$1.5	$1.5
Provision for (recovery of) credit losses	—	(0.1)	—
Net recoveries (charge-offs)	—	0.1	—
Allowance for losses, end of period	$1.5	$1.5	$1.5

Total	2017	2016	2015
Allowance for losses, beginning of period	$1.5	$1.7	$1.9
Provision for (recovery of) credit losses	0.1	(0.2)	(0.3)
Net recoveries (charge-offs)	—	—	0.1
Allowance for losses, end of period	$1.6	$1.5	$1.7

The accrual of interest income from non-affiliates is discontinued on impaired loans that are 90 days or more past due resulting from credit related reasons. Impaired finance receivables include those with specific loss reserves and certain other accounts that are on non-accrual status. In certain cases, we continue to collect payments on our impaired finance receivables.
The following table sets forth information regarding impaired finance receivables as follows (in millions):

October 31, 2017	Retail Portfolio	Wholesale Portfolio	Total
Impaired finance receivables with specific loss reserves	$—	$—	$—
Impaired finance receivables without specific loss reserves	—	—	—
Specific loss reserves on impaired finance receivables	—	—	—
Finance receivables on non-accrual status	—	—	—

October 31, 2016	Retail Portfolio	Wholesale Portfolio	Total
Impaired finance receivables with specific loss reserves	$0.2	$—	$0.2
Impaired finance receivables without specific loss reserves	—	—	—
Specific loss reserves on impaired finance receivables	0.1	—	0.1
Finance receivables on non-accrual status	0.2	—	0.2

The allocation of specific loss reserves between NFC and Navistar, Inc. was as follows as of October 31 (in millions):

	2017	2016
Specific loss reserves on impaired receivables recorded by NFC	$—	$—
Specific loss reserves recorded by Navistar, Inc.	—	0.1
Total	$—	$0.1

The average balance of impaired finance receivables was $0.1 million and $0.2 million for the years ended October 31, 2017 and 2016, respectively.

NAVISTAR FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The age analysis is used as the credit quality indicator for finance receivables. Finance receivables with installments less than 30 days outstanding are considered current. Past due amounts reflect the total exposure by contract or customer, depending on the type of receivable. The age analysis is summarized as follows (in millions):

October 31, 2017	Retail Portfolio	Wholesale Portfolio	Total
Current	$200.4	$1,058.3	$1,258.7
30-90 days past due	2.5	0.6	3.1
Over 90 days past due	0.3	0.9	1.2
Total finance receivables	$203.2	$1,059.8	$1,263.0

October 31, 2016	Retail Portfolio	Wholesale Portfolio	Total
Current	$131.1	$1,127.8	$1,258.9
30-90 days past due	1.3	0.2	1.5
Over 90 days past due	0.3	0.5	0.8
Total finance receivables	$132.7	$1,128.5	$1,261.2

Certain finance receivables in our retail portfolio segment have been restructured at below market interest rates pursuant to court order and thereby meet the definition of a troubled debt restructuring. As of October 31, 2017 and October 31, 2016, the balance of such restructurings was less than $0.1 million and less than $0.1 million, respectively. NFC has no commitment to lend additional funds to these customers.

5. NET INVESTMENT IN OPERATING LEASES

Net investment in operating leases is summarized as follows as of October 31 (in millions):

	2017	2016
Investment in equipment under operating leases	$205.3	$228.9
Less: Accumulated depreciation	(85.3)	(73.5)
Net investment in equipment under operating leases	120.0	155.4
Deferred and receivable rents, net of reserve	5.3	6.0
Net investment in operating leases	$125.3	$161.4

Deferred and receivable rents, net of reserve includes $0.3 million and zero of reserves for rents past due over 90 days as of October 31, 2017 and October 31, 2016, respectively.

Operating leases are tested for impairment whenever circumstances indicate that the carrying value of a lease or group of leases may not be recoverable. If the sum of the estimated undiscounted future cash flows is less than carrying value, then an impairment is recorded for the amount by which carrying value exceeds fair value. Impairments for the years ended October 31, 2017, 2016 and 2015, were $7.4 million, $3.2 million and $4.7 million, respectively. The impairments reduced Investment in equipment under operating leases and were charged to Navistar, Inc. See Note 10, Fair value measurements, for the fair value of impaired operating leases.

Future minimum Operating leases revenue is as follows: 2018, $37.0 million; 2019, $28.1 million; 2020, $13.8 million;
2021, $7.1 million, and $1.2 million in 2022.

6. INCOME TAXES

Taxes on income for the years ended October 31 are summarized as follows (in millions):

NAVISTAR FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	2017	2016	2015
Federal and foreign	$17.3	$15.2	$23.2
State and local	(6.2)	1.2	1.9
Total current	11.1	16.4	25.1
Deferred (federal and state)	(3.6)	5.4	(2.3)
Total income tax expense	$7.5	$21.8	$22.8

A reconciliation of the statutory federal income tax expense to recorded income tax expense for the years ended October 31 is as follows:

	2017	2016	2015
Statutory federal income tax expense	$12.0	$20.3	$22.6
State income taxes net of federal income taxes	(4.7)	1.4	0.3
Other	0.2	0.1	(0.1)
Income tax expense	$7.5	$21.8	$22.8

NFC and its subsidiaries are included in NIC’s consolidated federal income tax returns. Certain state income tax returns are required to be filed on a separate basis and others are included in various combined filings. In accordance with its intercompany tax sharing agreement with NIC, all federal income tax liabilities or credits are determined by NFC and its subsidiaries as if NFC filed its own consolidated return. Income tax expense includes federal, state and foreign income taxes.  Income tax payments, net of refunds, and including tax sharing payments to NIC were $17.2 million, $23.7 million and $14.4 million during fiscal 2017, 2016 and 2015, respectively.  The net amount of federal and state income taxes payable as of October 31, 2017 and 2016 was $16.6 million and $14.9 million, respectively.  Accrued income tax is included in Other liabilities on the consolidated statements of financial condition.

The net deferred tax liability is included in Other liabilities on the consolidated statements of financial condition.  The components of deferred tax assets and liabilities from operations as of October 31 are as follows (in millions):

	2017	2016
Deferred tax assets:
Reserves for credit losses	$0.7	$0.6
Secured borrowings	38.0	37.7
Other	4.6	7.4
Less valuation allowance	(0.7)	(1.0)
Total deferred tax assets	42.6	44.7

Deferred tax liabilities:
Lease transactions	(5.6)	(4.3)
Equipment under operating lease	(37.2)	(44.2)
Other	(3.9)	(3.9)
Total deferred tax liabilities	(46.7)	(52.4)
Net deferred tax liability	$(4.1)	$(7.7)

We have incurred net operating losses in certain states where we file separately from NIC.  As a result of those losses and other deferred tax asset positions, we assessed the need for a valuation allowance based on a determination of whether it is more likely than not that deferred tax benefits will be realized through the generation of future taxable income.  Appropriate consideration was given to all available evidence, both positive and negative, in assessing the need for a valuation allowance.  As a result of that assessment, a valuation allowance was established in the amount of $0.7 million and $1.0 million as of October 31, 2017 and 2016, respectively.  We believe that the remaining deferred tax assets will more likely than not be realized.

We follow accounting guidance which addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under this guidance, we may recognize the tax benefit from an uncertain tax position ("UTP") only if it is more likely than not that the tax position will be sustained on examination by taxing authorities,

NAVISTAR FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. During 2017, we re-analyzed each UTP in an effort to formalize a process for releasing old UTPs. This change in methodology resulted in the release of significant UTPs.

Changes in the gross liability for uncertain tax positions are as follows for the years ended October 31 (in millions):

	2017	2016
Liability for uncertain tax positions, beginning of year	$10.7	$10.7
Increase as a result of positions taken in prior periods	—	0.1
Decrease as a result of positions taken in prior periods	(4.3)	(0.1)
Liability for uncertain tax positions, end of year	$6.4	$10.7

We recognize interest and penalties as part of Income tax expense. Total interest and penalties related to uncertain tax positions included in Income tax expense for the years ended October 31, 2017, 2016 and 2015, were a recovery of $3.7 million, and expense of $0.8 million and $0.7 million, respectively. Cumulative interest and penalties related to uncertain tax positions, before the tax effect, included in the consolidated statements of financial condition as of October 31, 2017 and 2016, were $2.8 million and $6.5 million, respectively.

As a part of NIC's consolidated federal income tax returns, we participate in the Compliance Assurance Process, and as such, we have undergone a U.S. federal tax examination and received acceptance letters from the Internal Revenue Service (the “IRS”) through October 31, 2016. The possibility of the IRS opening up a closed tax year for additional audit is remote. Also, as a part of NIC or as a separate filing entity, we are subject to examination in various state and foreign jurisdictions over various periods. In connection with examinations of tax returns, contingencies may arise that generally result from differing interpretations of applicable tax laws and regulations as they relate to the amount, timing, or inclusion of revenues or expenses in taxable income. We believe we have sufficient accruals for our contingent liabilities. If these unrecognized tax benefits are recognized, a significant portion would impact our effective tax rate. The interest and penalties related to our uncertain tax positions are immaterial. While it is probable that the liability for uncertain tax positions may change during the next twelve months, we do not believe that such change would have a material impact on our financial condition, results of operations, or cash flows.

7. SENIOR AND SECURED BORROWINGS

Senior and secured borrowings, net of certain issuance costs, are summarized as follows as of October 31 (in millions):

			Weighted Average Interest Rate
	2017	2016	2017	2016
Bank credit facility at variable rates. Term portion due June 2018, revolver portion due September 2021, net of issuance costs of $0.5 million and $1.7 million, respectively	$202.2	$449.8	6.0%	3.6%
Borrowings secured by wholesale note asset-backed securities at rates currently between 2% and 4.5%, due at various dates through June 2019 net of issuance costs of $3.3 million and $3.3 million, respectively	681.7	631.7	2.5%	2.1%
Borrowings secured by operating and finance leases due serially through August 2022 at rates currently between 2.9% and 3.9%	94.4	97.8	3.5%	3.7%
Borrowings secured by retail accounts at a variable rate, matures April 2018	100.0	38.6	2.6%	1.9%
Total senior and secured borrowings	$1,078.3	$1,217.9	3.3%	2.8%

Borrowings under the revolving portion of the bank credit facility were $127.0 million and $239.0 million as of October 31, 2017 and October 31, 2016, respectively. Borrowings under the term portion of the bank credit facility were $75.7 million and $212.5 million as of October 31, 2017 and 2016, respectively. In December 2016, and in accordance with the terms of the bank credit

NAVISTAR FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

facility, the revolving portion of the facility was reduced to a maximum of $274.7 million, the term loan portion of the facility was paid down to $81.8 million, and the quarterly principal payments were reduced from $8.5 million to $2.0 million. In September 2017, the revolving portion of the bank credit facility was amended and extended to a maturity date of September 2021, with the facility maximum amount reduced from $274.7 million to $269.2 million effective in June 2018.

Borrowings secured by wholesale note asset-backed securities includes amounts drawn on the variable funding notes ("VFN") facility of NFSC of $135.0 million and $85.0 million as of October 31, 2017 and 2016, respectively. In November 2016, the maturity of the VFN was extended from May 2017 to November 2017, and the facility capacity was reduced from $500.0 million to $450.0 million. In May 2017, the VFN facility capacity was reduced from $450.0 million to $425.0 million and the maturity was extended from November 2017 to May 2018.

In June 2017, NFSC completed the sale of $250.0 million of two-year investor notes secured by assets of the wholesale note owner trust. Proceeds were used, in part, to replace the $250.0 million of investor notes that matured in June 2017.

ITLC received lease funding proceeds of $31.1 million and $41.5 million during the years ended October 31, 2017 and 2016, respectively. As of October 31, 2017, the balance of ITLC's collateralized borrowings secured by operating and finance leases was $94.4 million compared to $97.8 million as of October 31, 2016.

In December 2016, the $100.0 million TRAC funding facility, secured by retail accounts, was renewed to October 2017. As of October 31, 2017 and 2016, the amount borrowed under this facility was $100.0 million and $38.6 million, respectively. In May 2017, the TRAC funding facility maturity was extended from October 2017 to April 2018.

The future aggregate annual contractual maturities and required payments of Senior and secured borrowings as of October 31, 2017, are as follows (in millions):

Year ended October 31,
2018	$639.3
2019	281.1
2020	19.5
2021	137.9
2022	4.3
Thereafter
Total payments	$1,082.1
Less: Unamortized issuance costs	3.8
Senior and secured borrowings	$1,078.3

8. COMMITMENTS AND CONTINGENCIES

Guarantees of Debt

NFC periodically guarantees the outstanding debt of affiliates. The guarantees allow for diversification of funding sources for NFM and Navistar Comercial S. A. de C.V. NFC's maximum guarantee exposure to this outstanding debt was $142.1 million and $149.8 million as of October 31, 2017 and October 31, 2016, respectively. See Note 2, Transactions with Affiliated Companies for fees recorded by NFC relating to these guarantees.

The following table summarizes the NFM borrowings subject to guarantees as of October 31, 2017, (in millions):

Type of Funding	Maturity	Maximum Amount of Guaranty	Outstanding Balance
Revolving credit facility (1)	August 2021	$7.3	$—
Revolving credit facility (1)	September 2018	23.8	—
Revolving credit facility (1)	April 2023	142.1	142.1
Revolving credit facility (2)	September 2021	80.5	—
	Total	$253.7	$142.1
(1)    Peso-denominated.
(2)    Revolving credit facility guaranteed jointly with NIC.

NAVISTAR FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Pursuant to a one-year Payment Agreement entered into in April 2016, NFC would share any gains or losses, in relation to a stipulated fair value, on the sale of certain repossessed equipment owned by a third-party Brazilian finance company. NFC's final loss of $0.1 million was paid in May 2017, and charged to NIC.

9. SECURITIZATION TRANSACTIONS

NFC typically sells its finance receivables to its various wholly-owned SPEs in order to fund the financing requirements of Navistar, Inc.'s dealers and customers. NFC continues to service the receivables thereafter. In accordance with current accounting guidance, all of these transactions qualify as secured borrowings whereas the receivables transferred and the debt issued are recorded on NFC's consolidated balance sheets, and we record the related interest revenue earned on the finance receivables and the interest expense paid on the secured borrowings.

The SPEs' assets are available to satisfy their creditors' claims prior to such assets becoming available for the SPEs' own uses or to NFC or affiliated companies. NFC is under no obligation to repurchase any sold receivable that becomes delinquent in payment or otherwise is in default. As seller and servicer of the finance receivables, NFC is obligated to provide certain representations and warranties regarding the receivables. Should any receivables fail to meet these representations and warranties, NFC is required to repurchase the affected receivables. These secured borrowings are payable solely out of collections on the finance receivables, operating leases and other assets transferred to those subsidiaries. The asset-backed debt is the legal obligation of the SPEs whereby there is generally no additional recourse to NFC. The terms of receivable sales generally require NFC to provide credit enhancements in the form of receivables over-collateralization and/or cash reserves. The use of such cash reserves by NFC is restricted under the terms of the securitized sales agreements.

Variable interest entities

Asset-backed securities are issued by our SPE NFSC through a wholesale note owner trust. We consolidate the trust as a VIE since we remain the primary beneficiary of the trust's assets and liabilities which include the sold receivables and the secured borrowings. There was no change in the determination to consolidate any other entities during the year ended October 31, 2017, and we have not provided any financial or other support that we were not contractually obligated to provide.

Other securitizations

Other SPEs transfer certain receivables, leases and other financial assets directly to investors, in order to secure borrowings.

The following table sets forth the carrying amount of transferred financial assets and (liabilities) of the consolidated VIEs and other securitizations (in millions):

October 31, 2017	Consolidated VIE	Other Securitizations	Total
Finance receivables, net	$736.5	$162.9	$899.4
Net investment in operating leases	—	81.0	81.0
Restricted cash and cash equivalents	57.6	34.5	92.1
Secured borrowings	(685.0)	(194.4)	(879.4)

October 31, 2016	Consolidated VIE	Other Securitizations	Total
Finance receivables, net	$728.1	$108.1	$836.2
Net investment in operating leases	—	86.3	86.3
Restricted cash and cash equivalents	11.1	54.1	65.2
Secured borrowings	(635.0)	(136.4)	(771.4)

10. FAIR VALUE MEASUREMENTS

In accordance with current accounting guidance, we use a three-level valuation hierarchy of fair value measurements based upon the reliability of observable and unobservable inputs used in valuations of fair value. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our market assumptions. The use of observable and unobservable inputs result in the following fair value hierarchy of fair value measurements:

NAVISTAR FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

●	Level 1 - based upon quoted prices for identical instruments in active markets;

●
Level 2 - based upon quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; or model-derived valuations whose significant inputs are observable: and

●	Level 3 - based upon one or more significant unobservable input

The following section describes the valuation methodologies used to measure fair value, key inputs and significant assumptions:

Retail Notes. The fair values of retail notes are estimated by discounting the future estimated cash flows using the interest rates and credit spreads currently being offered for notes with similar terms.

Finance Receivables from Affiliates. Finance receivables from affiliates may include retail notes, wholesale notes and wholesale accounts for which fair values are estimated separately as described in the respective category.

Senior and Secured Borrowings. The fair values of Senior and Secured Borrowings are estimated by discounting the future contractual cash flows using an estimated discount rate reflecting interest rates and credit spreads currently being offered for debt with similar terms since there is no public market for this debt.

Cash and Cash Equivalents, Wholesale Notes, Accounts (Wholesale and Retail), Restricted Cash and Cash Equivalents, Net Accounts Due from Affiliates, and Net Accounts Due to Affiliates. The estimated fair values of these financial instruments approximate the respective carrying values as a result of their short-term maturity, variable interest rates or highly liquid nature and are categorized within Level 1 of the hierarchy.

The following table presents the carrying values and estimated fair values of our financial instruments for which fair value does not approximate the respective carrying value (in millions):

	Carrying Value	Fair Value
October 31, 2017		Total	Level 1	Level 2	Level 3
Financial assets:
Retail notes	$20.4	$20.5	$—	$—	$20.5

Financial liabilities:
Senior and secured borrowings	1,078.3	1,083.8	—	—	1,083.8

	Carrying Value	Fair Value
October 31, 2016		Total	Level 1	Level 2	Level 3
Financial assets:
Retail notes	$14.9	$15.3	$—	$—	$15.3

Financial liabilities:
Senior and secured borrowings	1,217.9	1,219.5	—	—	1,219.5

As of October 31, 2017 and October 31, 2016, NFC held no financial instruments that were measured at fair value on a recurring basis.

There were no transfers of financial instruments between fair value hierarchy levels during the years ended October 31, 2017 or 2016.

The following table presents assets that are measured at fair value on a nonrecurring basis as of October 31 (in millions):

NAVISTAR FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	2017	2016
Impaired net investment in operating leases	$9.4	$15.0
Vehicle inventory	3.1	10.2

The primary input for determining the fair value of impaired net investment in operating leases and vehicle inventory are dealer vehicle value publications, adjusted for certain market factors, which are Level 2 inputs.

11. LEGAL PROCEEDINGS

We are subject to various claims arising in the ordinary course of business, and are parties to various legal proceedings, which constitute ordinary, routine litigation incidental to our business. In our opinion, the disposition of these proceedings and claims will not have a material adverse effect on our consolidated financial condition, results of operations or cash flows.